UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. __)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

Tekla Healthcare Investors, Tekla Life Sciences Investors, Tekla Healthcare Opportunities Fund, Tekla World Healthcare
Fund

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary proxy materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

TEKLA HEALTHCARE INVESTORS

TEKLA LIFE SCIENCES INVESTORS

TEKLA HEALTHCARE OPPORTUNITIES FUND

TEKLA WORLD HEALTHCARE FUND

YOUR FINANCIAL ADVISOR DOES NOT VOTE FOR YOU!

SPECIAL MEETINGS ADJOURNED DUE TO SHAREHOLDERS LACK OF PARTICIPATION

PLEASE VOTE TODAY TO LIMIT THE NEED FOR FURTHER SOLICITATION EFFORTS

Dear Shareholder:

We have now had to adjourn the Special Meeting of the above Tekla Funds until October 3rd, 2023 due to shareholders not voting their shares. Unfortunately, this is a government mandated process that requires a certain participation to move forward. Please note that the proposal being set forth is overwhelmingly supported by your fellow shareholders that have cast their vote. We simply don’t have enough shares voting for each fund. EVEN IF YOU SIMPLY CAST AN ABSTAIN VOTE, IT WOULD BE A GREAT HELP.

By voting today, shareholders can help us limit the time and attention of fund personnel we are expending during this important time to achieve the requisite quorum. More importantly, by voting today, you can also help us limit the natural resources we may have to utilize in future printed communications. Again, this is a government mandated participation level we need to attain – WE JUST NEED YOU TO SHOW UP BY VOTING YOUR SHARES TODAY!

Shareholders are being asked to approve the proposal approve new investment advisory agreements between the Funds and abrdn Inc, which is summarized below. Summary/benefits of the proposed new advisory agreements are:

•     Tekla currently serves as the investment adviser to the Funds. Recently, Tekla entered into a purchase agreement with abrdn Inc. pursuant to which Tekla has agreed to sell certain assets to abrdn Inc. relating to Tekla’s advisory business for the Funds.

•        The Funds’ current investment team is currently expected to join abrdn Inc. as full-time employees and to continue managing the Funds after completion of the asset transfer.

•        The Funds’ investment objectives and fundamental and non-fundamental policies will not change as a result of the new advisory agreements.

•        The advisory fees of the Funds will not increase as a result of the New Advisory Agreements. abrdn will also seek to achieve savings through scale and efficiency in the Funds’ operations (for instance, by driving better terms from fund service providers). In addition, at a minimum, for a period of two years following completion of the asset transfer, abrdn Inc. has contractually agreed to limit the Operating Expenses (as defined in the proxy statement) of each Fund to an amount that is at least 2bps less than the Operating Expenses of the Fund, as reported as a percentage of average net assets in the Fund’s annual report for the fiscal year ended September 30, 2022.

•         The opportunity to be part of a large and broad closed-end fund platform from a global and independent organization with a focus on continuing and expanding its asset management business in general and its U.S. registered closed-end fund business in particular.

In order for your vote to be represented, we must receive your voting instructions. Even IF it is past the ORiginal INDICATED MEETING date, please submit your vote Today USING ONE OF THE FOLLOWING OPTIONS:

1.       By Internet

 Follow the simple instructions on the enclosed proxy card.

2.       By Touchtone

 Call the toll-free number located on your proxy card and follow the simple instructions.

3.       By Mail

 Sign, Date, and Return this proxy card using the enclosed postage-paid envelope

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting. If you have any questions, please call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (ET). Thank you for your continued support of the Funds and your assistance in this matter.

TEKLA FUNDS ANNOUNCE ADJOURNMENT OF SPECIAL MEETINGS AND IMPLORE SHAREHOLDERS TO VOTE THEIR SHARES IMMEDIATELY

BOSTON, MA (September 12, 2023) – Tekla Healthcare Investors (HQH), Tekla Life Sciences Investors (HQL), Tekla Healthcare Opportunities Fund (THQ) and Tekla World Healthcare Fund (THW), (the “Funds”) today announced that their joint first special meetings of shareholders (“Special Meetings”) were adjourned again until October 3, 2023 at 9:00 a.m. EDT.

Although the proposal to approve a new investment advisory agreement with abrdn Inc is being overwhelmingly supported by shareholders that have cast their vote, the government mandated quorum levels have not yet been met.

Shareholders as of the June 16, 2023 record date who have not yet voted on the Proposal are urged to do so promptly per the instructions below. Even if shareholders simply cast an abstain vote, it would be of great help in the endeavor to attain the necessary participation levels.

By voting today, shareholders can help us limit the time and attention of fund personnel we are expending during this important time to achieve the requisite quorum. More importantly, by voting today, shareholders can also help us limit the natural resources we may have to utilize in future printed communications regarding this meeting.

TO VOTE, shareholders may use the Proxy Card or email with voting link previously provided or may vote in the manner set forth in the Proxy Statement located here: www.OkapiVote.com/TeklaSpecial. Shareholders who require voting assistance should call Okapi Partners, the Funds’ proxy solicitor, toll-free at (877) 285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (EDT).

About Tekla

Tekla is an asset manager primarily focused on healthcare investing. Since its inception, Tekla has maintained a singular focus on the asset class. Its expertise comes from a diverse team of individuals, many with advanced degrees in science and business, investing experience and industry experience that help drive investment decisions.  For more information, please visit www.teklacap.com.

About abrdn

abrdn is a global investment company that helps clients and customers plan, save and invest for the future. abrdn’s purpose is to enable its clients to be better investors. abrdn manages and administers £500bn of assets for clients (as at 31 December 2022). abrdn is structured around three businesses – Investments, Adviser and Personal – focused on their changing needs. The capabilities in abrdn’s Investments business are built on the strength of its insight – generated from wide-ranging research, worldwide investment expertise and local market knowledge. abrdn’s teams collaborate across regions, asset classes and specialisms, connecting diverse perspectives and working with clients to identify investment opportunities that suit their needs. As at 31 December 2022, abrdn’s Investments business manages £376bn on behalf of clients - including insurance companies, sovereign wealth funds, independent wealth managers, pension funds, platforms, banks and family offices. For more information, please visit www.abrdn.com.

Additional Information about the Funds and the transaction

This press release is not intended to, and does not, solicit any proxy from any shareholder of the Funds. The solicitation of proxies to effect the transaction described herein is made by a definitive proxy statement.

The Funds and their trustees and officers, Tekla and its officers and employees, and other persons may be deemed to be participants in the solicitation of proxies with respect to the approval of new investment management contracts described herein. Fund shareholders may obtain more detailed information regarding the direct and indirect interests of a Fund’s trustees and officers, Tekla and its officers and employees, and other persons by reading the proxy statement relating to the transaction that has been filed with the Securities and Exchange Commission.  Fund shareholders should read the proxy statement because it contains important information.  The proxy statement is available for free at the Securities and Exchange Commission’s website (www.sec.gov).

Statements in this press release that are not historical facts are forward-looking statements as defined by the United States securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that are, in some cases, beyond a Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

© 2023 Tekla Capital Management LLC | All rights reserved | Legal Disclaimer

The material contained on this website is not intended to be a recommendation or investment advice, does not constitute a solicitation to buy or sell securities, and is not provided in a fiduciary capacity. The information provided does not take into account the specific objectives or circumstances of any particular investor, or suggest any specific course of action. Investment decisions should be made based on an investor’s objectives and circumstances and in consultation with his or her advisors.

There can be no assurance that any closed-end fund will achieve its investment objective(s). Past performance does not guarantee future results. The net asset value of any closed-end fund will fluctuate with the value of the underlying securities. Historically closed-end funds have often traded at a discount to their net asset value. The distribution rate and income amounts reflect past amounts distributed and may not be indicative of future rates or income amounts. Distribution rates and income amounts can change at any time.

Investors should consider the investment objective and policies, risk considerations, charges and ongoing expenses of an investment carefully before investing. For more information, please contact your marketing and distribution agent, Destra Capital Advisors LLC at 877.855.3434.

NOT FDIC-INSURED | NOT BANK-GUARANTEED | MAY LOSE VALUE